Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED INVESTOR AGREEMENT

By and Among

SANOFI,

SANOFI-AVENTIS US LLC,

AVENTIS PHARMACEUTICALS INC.,

SANOFI-AVENTIS AMÉRIQUE DU NORD

AND

REGENERON PHARMACEUTICALS, INC.

Dated as of January 11, 2014

i

	7.4 Termination of Voting Agreement	28

	7.5 Effect of Termination	28

8.	Rights of the Purchaser Parties	28

	8.1 Required Information	28

	8.2 Excluded Issuance	29

9.	Miscellaneous	29

	9.1 Governing Law; Submission to Jurisdiction	29

	9.2 Waiver	29

	9.3 Notices	29

	9.4 Entire Agreement	30

	9.5 Amendments	30

	9.6 Headings; Nouns and Pronouns; Section References	30

	9.7 Severability	30

	9.8 Assignment	30

	9.9 Successors and Assigns	30

	9.10 Counterparts	30

	9.11 Third Party Beneficiaries	30

	9.12 No Strict Construction	30

	9.13 Remedies	31

	9.14 Specific Performance	31

	9.15 No Conflicting Agreements	31

Exhibit A – Form of Irrevocable Proxy
Exhibit B – Notices

ii

AMENDED AND RESTATED INVESTOR AGREEMENT

THIS AMENDED AND RESTATED INVESTOR AGREEMENT (this “Agreement”) is made as of January 11, 2014, by and among Sanofi (formerly known as sanofi-aventis), a company organized under the laws of France, with its principal headquarters at 54, rue La Boétie, 75008 Paris, France (“Sanofi”), sanofi-aventis US LLC, a Delaware limited liability company indirectly wholly owned by Sanofi (“Sanofi US”) and the successor-in-interest to Aventis Pharmaceuticals Inc. (“Aventis”) with respect to the Aventis Collaboration Agreement, with its headquarters at 55 Corporate Drive, Bridgewater, New Jersey 00807, Aventis, a Delaware corporation and an indirect wholly owned subsidiary of the Investor with its headquarters at 55 Corporate Drive, Bridgewater, New Jersey 00807, sanofi-aventis Amérique du Nord, a société en nom collectif organized under the laws of France wholly owned by Sanofi with its principal headquarters at 54, rue La Boétie, 75008 Paris, France (the “Investor”, and, together with Sanofi, Sanofi US and Aventis, the “Purchaser Parties”), and Regeneron Pharmaceuticals, Inc. (the “Company”), a New York corporation with its principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591.

WHEREAS, the Stock Purchase Agreement, dated as of November 26, 2007, by and among the Investor, sanofi-aventis US and the Company (the “Purchase Agreement”) provides for the issuance and sale by the Company to the Investor, and the purchase by the Investor, of a number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), equal to the Share Amount (as defined in the Purchase Agreement) (the “Purchased Shares”); and

WHEREAS the Purchaser Parties and the Company wish to amend and restate the original investor agreement, dated as of December 20, 2007, as amended on November 28, 2009, among such parties (the “Original Agreement”) in its entirety; and

WHEREAS, as a condition to consummating the transactions contemplated by the Purchase Agreement, the Purchaser Parties and the Company have agreed upon certain rights and restrictions as set forth herein with respect to the Purchased Shares and other securities of the Company beneficially owned by the Purchaser Parties and their respective Affiliates, and it is a condition to the closing under the Purchase Agreement that this Agreement be executed and delivered by the Purchaser Parties and the Company.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Acquisition Proposal” shall have the meaning set forth in Section 4.1(c).

(b) “Affiliate” shall mean, with respect to any Person, another Person which controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The parties acknowledge that in the case of certain entities organized under the Laws of certain countries outside the United States, the maximum percentage ownership permitted by Law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. For the purposes of this Agreement, in no event shall the Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates.

(c) “Agreement” shall have the meaning set forth in the Preamble to this Agreement, including all Exhibits attached hereto.

(d) “Aventis” shall have the meaning set forth in the Preamble to this Agreement.

(e) “Aventis Collaboration Agreement” shall mean the Collaboration Agreement, dated as of September 5, 2003, by and between Sanofi US and the Company, as amended by the First Amendment, dated as of December 31, 2004, the Second Amendment, dated as of January 7, 2005, the Third Amendment, dated as of December 21, 2005, the Fourth Amendment, dated as of January 31, 2006, the Fifth Amendment, dated as of May 6, 2013 and Section 11.2 of the Purchase Agreement, as the same may be further amended from time to time.

(f) “Aventis Stock Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of September 5, 2003, by and between Aventis and the Company.

(g) “beneficial owner,” “beneficially owns,” “beneficial ownership” and terms of similar import used in this Agreement shall, with respect to a Person, have the meaning set forth in Rule 13d-3 under the Exchange Act (i) assuming the full conversion into, and exercise and exchange for, shares of Common Stock of all Common Stock Equivalents beneficially owned by such Person and (ii) determined without regard for the number of days in which such Person has the right to acquire such beneficial ownership.

(h) “Business Day” shall mean a day on which commercial banking institutions in New York, New York are open for business.

(i) “Change of Control” shall mean, with respect to the Company, any of the following events: (i) any Person is or becomes the beneficial owner (except that a Person shall be deemed to have beneficial ownership of all shares that any such Person has the right to acquire, whether such right which may be exercised immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power represented by all Shares of Then Outstanding Common Stock; (ii) the Company consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into the Company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of all Shares of Then Outstanding Common Stock or (iii) the Company conveys, transfers or leases all or substantially all of its assets to any Person other than a wholly owned Affiliate of the Company.

(j) “Class A Stock” shall mean the Class A Stock, par value $0.001 per share, of the Company.

(k) “Closing Date” shall have the meaning set forth in the Purchase Agreement.

(l) “Common Stock” shall have the meaning set forth in the Preamble to this Agreement.

(m) “Common Stock Equivalents” shall mean any options, warrants or other securities (including Class A Stock) or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights, shares of Common Stock.

(n) “Company” shall have the meaning set forth in the Preamble to this Agreement.

(o) “Corporate Governance and Compliance Committee” shall mean the Corporate Governance and Compliance Committee of the Company’s Board of Directors.

(p) “Cure Period” shall have the meaning set forth in Section 3.1(f).

(q) “Demand Request” shall have the meaning set forth in Section 2.1.

(r) “Discovery and Preclinical Development Agreement” shall mean the Amended and Restated Discovery and Preclinical Development Agreement, dated as of November 10, 2009, by and between Aventis and the Company, as the same may be further amended from time to time.

(s) “Disposition” or “Dispose of” shall mean any (i) offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any shares of Class A Stock or Common Stock, or any Common Stock Equivalents, including, without limitation, any “short sale” or similar arrangement, or (ii) swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of Class A Stock or Common Stock, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise.

(t) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(u) “Excluded Issuance” shall have the meaning set forth in Section 8.2(a).

(v) “Extraordinary Matter” shall have the meaning set forth in Section 6.2.

(w) “Filing Date” shall mean (i) with respect to any Registration Statement to be filed on Form S-1 (or any applicable successor form), ninety (90) days after receipt by the Company of a Demand Request for such Registration Statement and (ii) with respect to any Registration Statement to be filed on Form S-3 (or any applicable successor form), forty-five (45) days after receipt by the Company of a Demand Request for such Registration Statement.

(x) “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

(y) “Highest Percentage Threshold” shall mean the lower of (i) twenty-five (25%) of the Shares of then Outstanding Common Stock and (ii) the Purchaser Parties’ highest percentage ownership of Shares of Then Outstanding Common Stock on or following the Twenty Percent Threshold Date (measured on a quarterly basis on the fifth (5th) Business Day following the filing of the Company’s most recent Form 10-Q with the SEC). Notwithstanding the foregoing, (A) if the number of shares constituting Shares of Then Outstanding Common Stock is reduced or if the aggregate percentage ownership of the Purchaser Parties is increased as a result of a repurchase of Shares of Then Outstanding Common Stock, stock split, stock dividend or a recapitalization of the Company, the “Highest Percentage Threshold” shall be the Purchaser Parties’ highest aggregate percentage ownership of Shares of Then Outstanding Common Stock prior to such repurchase, stock split, stock dividend or recapitalization, as applicable and (B) if the aggregate percentage ownership of the Purchaser Parties is decreased as a result of an Excluded Issuance, the “Highest Percentage Threshold” shall be the Purchaser Parties’ aggregate percentage ownership of Shares of Then Outstanding Common Stock immediately following such Excluded Issuance.

(z) “Holders” shall mean (but, in each case, only for so long as such Person remains an Affiliate of Sanofi) the Investor, Aventis and any Permitted Transferee thereof, if any, in accordance with Section 2.12.

(aa) “Independent Designee” shall have the meaning set forth in Section 3.1.

(bb) “Initiating Holder” shall have the meaning set forth in Section 2.2.

(cc) “Interference” shall have the meaning set forth in Section 2.5.

(dd) “Investor” shall have the meaning set forth in the Preamble to this Agreement.

(ee) “Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

(ff) “Lock-Up Term” shall have the meaning set forth in Section 5.1.

(gg) “Modified Clause” shall have the meaning set forth in Section 9.7.

(hh) “New Securities” shall mean collectively, Common Stock, Class A Stock, Common Stock Equivalents and/or any other equity security of the Company issued by the Company after the date of this Agreement, in each case other than Common Stock, Class A Stock, Common Stock Equivalents or other equity securities of the Company issued in an Excluded Issuance under Section 8.2(a) of this Agreement.

(ii) “Nomination Documents” shall have the meaning set forth in Section 3.1(b).

(jj) “Offeror” shall have the meaning set forth in Section 4.1(c).

(kk) “Original Agreement” shall have the meaning set forth in the Preamble to this Agreement, and shall include all Exhibits attached thereto.

(ll) “Other Holders” shall mean any Person having rights to participate in a registration of the Company’s securities.

(mm) “Participating Issuance” shall have the meaning set forth in Section 8.2(a).

(nn) “Permitted Transferee” shall mean a controlled Affiliate of Sanofi that is wholly owned, directly or indirectly, by Sanofi; it being understood that for purposes of this definition “wholly owned” shall mean an Affiliate in which Sanofi owns, directly or indirectly, at least ninety-nine percent (99%) of the outstanding capital stock of such Affiliate.

(oo) “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

(pp) “Prospectus” shall mean the prospectus forming a part of any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all amendments (including post-effective amendments) and including all material incorporated by reference or explicitly deemed to be incorporated by reference in such prospectus.

(qq) “Purchase Agreement” shall have the meaning set forth in the Preamble to this Agreement, and shall include all Exhibits attached thereto.

(rr) “Purchased Shares” shall have the meaning set forth in the Preamble to this Agreement, and shall be adjusted for (i) any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization and (ii) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Purchased Shares.

(ss) “Purchaser Parties” shall have the meaning set forth in the Preamble to this Agreement.

(tt) “registers,” “registered,” and “registration” refer to a registration effected by preparing and filing a Registration Statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement or document by the SEC.

(uu) “Registrable Securities” shall mean (i) the Purchased Shares and any shares of Common Stock owned of record by Aventis as of the date of this Agreement and all shares of Common Stock hereafter acquired by the Purchaser Parties, together with any shares of Common Stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization and (ii) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the shares of Common Stock described in clause (i) of this definition, excluding in all cases, however, (A) any Registrable Securities if and after they have been transferred to a Permitted Transferee in a transaction in connection with which registration rights granted hereunder are not assigned, (B) any Registrable Securities sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or (C) Registrable Securities eligible for resale pursuant to Rule 144(k) under the Securities Act.

(vv) “Registration Expenses” shall mean all expenses incurred by the Company in connection with any Required Registration pursuant to Section 2.1 or the Company’s compliance with Section 2.7 (excluding clauses (m), (n) and (r) thereof), including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky Laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of any Registrable Securities), expenses of printing (i) certificates for any Registrable Securities in a form eligible for deposit with the Depository Trust Company or (ii) Prospectuses if the printing of Prospectuses is requested by Holders, messenger and delivery expenses, fees and disbursements of counsel for the Company and its independent certified public accountants (including the expenses of any management review, cold comfort letters or any special audits required by or incident to such performance and compliance), Securities Act liability insurance (if the Company elects to obtain such insurance), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, fees and expenses of other Persons retained by the Company and the reasonable fees and expenses of one (1) counsel for the Holders of Registrable Securities in each Required Registration, selected by the Holders of a majority of the Registrable Securities to be included in such Required Registration. In addition, the Company will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Purchased Shares to be registered on each securities exchange, if any, on which equity securities issued by the Company are then listed or the quotation of such securities on any national securities exchange on which equity securities issued by the Company are then quoted.

(ww) “Registration Rights Term” shall have the meaning set forth in Section 2.1.

(xx) “Registration Statement” shall mean any registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement (including post-effective amendments), and all exhibits and all materials incorporated by reference or explicitly deemed to be incorporated by reference in such Registration Statement.

(yy) “Representatives” shall include the relevant party’s subsidiaries and affiliates and its and its subsidiaries’ and affiliates’ respective directors, officers, employees, affiliates, agents, and advisors (including attorneys, accountants, consultants and financial advisors).

(zz) “Required Period” with respect to a Required Registration shall mean the earlier of (i) the date on which all Registrable Securities covered by such Required Registration are sold pursuant thereto and (ii) one-hundred twenty (120) days following the first day of effectiveness of the Registration Statement for such Required Registration, in each case subject to extension as set forth herein; provided, however, that in no event will the Required Period expire prior to the expiration of the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 promulgated thereunder.

(aaa) “Required Information” shall have the meaning set forth in Section 8.1.

(bbb) “Required Registration” shall have the meaning set forth in Section 2.1.

(ccc) “Restricted Period” shall have the meaning set forth in Section 3.1(f).

(ddd) “Sanofi License and Collaboration Agreement” shall mean that certain License and Collaboration Agreement between the Company and Aventis dated as of November 26, 2007, as amended by the Frist Amendment, dated as of May 1, 2013, as the same may be further amended from time to time.

(eee) “Sanofi” shall have the meaning set forth in the Preamble to this Agreement.

(fff) “Sanofi US” shall have the meaning set forth in the Preamble to this Agreement.

(ggg) “SEC” shall mean the United States Securities and Exchange Commission.

(hhh) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(iii) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

(jjj) “Shares of Then Outstanding Common Stock” shall mean, at any time, the issued and outstanding shares of Class A Stock and Common Stock at such time, as well as all capital stock issued and outstanding as a result of any stock split, stock dividend, or reclassification of Class A Stock or Common Stock distributable, on a pro rata basis, to all holders of Class A Stock and Common Stock, as applicable.

(kkk) “Standstill Limit” shall mean (i) from the Closing Date until the fourth (4th) anniversary of the Closing Date, the lesser of (A) twenty-one percent (21%) of the Shares of Then Outstanding Common Stock, in the case of this clause (A) only, calculated on a fully diluted basis assuming the full conversion into, or exercise or exchange for, shares of Common Stock of all Common Stock Equivalents outstanding (as such Common Stock Equivalents outstanding are calculated from the Company’s most recent Form 10-Q or Form 10-K, as applicable, filed with the SEC), and (B) twenty-five percent (25%) of the Shares of Then Outstanding Common Stock, and (ii) from the fourth (4th) anniversary of the Closing Date until the expiration of the Standstill Term, thirty percent (30%) of the Shares of Then Outstanding Common Stock.

(lll) “Standstill Parties” shall have the meaning set forth in Section 4.1.

(mmm) “Standstill Term” shall have the meaning set forth in Section 4.1.

(nnn) “Third Party” shall mean any Person other than the Purchaser Parties, the Company or any of their respective Affiliates.

(ooo) “Twenty Percent Threshold Date” shall mean the earliest date the Purchaser Parties own twenty percent (20%) of the Shares of Then Outstanding Common Stock of the Company (as calculated from the Company’s most recent Form 10-Q or Form 10-K, as applicable, filed with the SEC).

(ppp) “Underwritten Registration” or “Underwritten Offering” shall mean a registration in which Registrable Securities are sold to an underwriter for reoffering to the public.

(qqq) “Violation” shall have the meaning set forth in Section 2.10(a).

2. Registration Rights.

2.1 Required Registration. If, at any time after the expiration of the Lock-Up Term but no later than the tenth (10th) anniversary of such expiration (the “Registration Rights Term”), the Company receives from any Holder or Holders a written request or requests (each, a “Demand Request”) that the Company file a Registration Statement under the Securities Act to effect the registration (a “Required Registration”) of Registrable Securities, the Company shall use all reasonable efforts to file a Registration Statement covering such Holders’ Registrable

Securities as soon as practicable (and by the applicable Filing Date) and shall use all reasonable efforts to, as soon as practicable thereafter, effect the registration of the Registrable Securities to permit or facilitate the sale and distribution in an Underwritten Offering of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such Demand Request, subject however, to the conditions and limitations set forth herein; provided, however, that the Company shall not be obligated to effect any registration of Registrable Securities upon receipt of a Demand Request pursuant to this Section 2.1 if:

(i) the Company has already completed three (3) Required Registrations;

(ii) (A) in the event that the market value of all Registrable Securities outstanding is equal to or greater than $50,000,000, the market value of the Registrable Securities proposed to be included in the registration, based on the average closing price during the ten (10) consecutive trading days period prior to the making of the Demand Request, is less than $50,000,000 or (B) in the event that the market value of all Registrable Securities outstanding is less than $50,000,000, (i) less than all such Registrable Securities are proposed to be included in the registration, or (ii) the market value of all such Registrable Securities is less than $25,000,000;

(iii) the Company shall furnish to the Holders a certificate signed by an authorized officer of the Company stating that (A) within ninety (90) days of receipt of the Demand Request under this Section 2.1, the Company shall file a registration statement for the public offering of securities for the account of the Company (other than a registration of securities (x) issuable pursuant to an employee stock option, stock purchase or similar plan, (y) issuable pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act or (z) in which the only securities being registered are securities issuable upon conversion of debt securities which are also being registered), or (B) the Company is engaged in a material transaction or has an undisclosed material corporate development, in either case, which would be required to be disclosed in the Registration Statement, and in the good faith judgment of the Company’s Board of Directors, such disclosure would be seriously detrimental to the Company and its stockholders at such time (in which case, the Company shall disclose the matter as promptly as reasonably practicable and thereafter file the Registration Statement, and each Holder agrees not to disclose any information about such material transaction to Third Parties until such disclosure has occurred or such information has entered the public domain other than through breach of this provision by such Holder), provided, however, that the Company shall have the right to only defer the filing of the Registration Statement pursuant to this subsection once in any twelve (12) month period and, such deferral may not exceed a period of more than one-hundred twenty (120) days after receipt of a Demand Request;

(iv) the Company has, within the twelve (12) month period preceding the date of the Demand Request, already effected one (1) Required Registration for any Holder pursuant to this Section 2.1; or

(v) at any time during the period between the Company’s receipt of the Demand Request and the completion of the Required Registration, any Holder is in breach of or has failed to cause its Affiliates to comply with the obligations and restrictions of Sections 3, 5 or 6 of this Agreement, and such breach or failure is ongoing and has not been remedied; it being understood that (A) a one-time, inadvertent and de minimis breach of Section 5 shall not be deemed to be a breach of the obligations and restrictions under Section 5 for purposes of this Section 2.1(v) and (B) a de minimis breach of Section 4.1(a) hereof, or an inadvertent breach of Section 4.1(g) hereof arising from informal discussions covering general corporate or other business matters the purpose of which is not intended to effectuate or lead to any of the actions referred to in paragraphs (a) through (e) of Section 4.1, shall not be deemed to be a breach of the obligations and restrictions under Section 4.1 for purposes of this Section 2.1(v).

2.2 Underwritten Required Registration Required; Priority in Underwritten Offering. The underwriter for any Underwritten Offering requested pursuant to Section 2.1 shall be selected by a majority in interest of the Holders initiating the Required Registration hereunder (such Holder(s) initiating the registration request, the “Initiating Holders”) and shall be acceptable to the Company. The right of any Holder to include its Registrable Securities in the Underwritten Offering shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities to the extent provided herein. All Holders requesting the inclusion of their Registrable Securities in such Underwritten Offering shall (together with the Company as provided in Section 2.7(h)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Underwritten Offering. Notwithstanding any other provision of this Section 2, if the managing underwriter for the Underwritten Offering determines in good faith that marketing factors require a limitation of the number of shares of Registrable Securities to be included in such Underwritten Offering, then the Company shall so advise all Holders which requested inclusion of their Registrable Securities in such Underwritten Offering, and the number of shares of Registrable Securities that may be included in such Underwritten Offering shall be allocated among the Holders in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such Underwritten Offering shall not be reduced unless all other securities are first entirely excluded from such Underwritten Offering. In the event the Company advises the Holders of its intent to decrease the total number of Registrable Securities that may be included by the Holders in such Required Registration such that the number of Registrable Securities included in such Required Registration would be less than seventy-five percent (75%) of all Registrable Securities which the Holders requested be included in such Required Registration, then Holders representing a majority of the Registrable Securities requested to be included in such Required Registration will have the right to withdraw, on behalf of all Holders of all Registrable Securities requested to be so included, such Required Registration, in which case, such Required Registration will not count as a Required Registration for the purposes of Section 2.1(i), and the Company shall bear all Registration Expenses in connection therewith; provided, that, the right to withdraw a registration and have it not count as a Required Registration may only be exercised once by the Holders (taken collectively).

2.3 Priority in Required Registration. With respect to any Required Registration of Registrable Securities requested pursuant to Section 2.1, the Company may also (i) propose to sell shares of Common Stock on its own behalf and (ii) provide written notice of such Required Registration to Other Holders and permit all such Other Holders who request to be included in the Required Registration to include any or all Company securities held by such Other Holders in such Required Registration on the same terms and conditions as the Registrable Securities. Notwithstanding the foregoing, if the managing underwriter or underwriters of the Underwritten Offering to which any Required Registration relates advise the Company and the Holders of Registrable Securities that, in its good faith determination, the total amount of securities that such Holders, Other Holders, and the Company intend to include in such Required Registration is in an amount in the aggregate which would adversely affect the success of such Underwritten Offering, then such Required Registration shall include (i) first, all Registrable Securities of the Holders allocated, if the amount is less than all the Registrable Securities requested to be sold, pro rata on the basis of the total number of Registrable Securities held by such Holders; and (ii) second, as many other securities proposed to be included in the Required Registration by the Company and any Other Holders, allocated pro rata among the Company and such Other Holders, on the basis of the amount of securities requested to be included therein by the Company and each such Other Holder so that the total amount of securities to be included in such Underwritten Offering is the full amount that, in the written opinion of such managing underwriter, can be sold without materially and adversely affecting the success of such Underwritten Offering.

2.4 Revocation of Required Registration. With respect to one (1) Required Registration only, the Holders of at least a majority of the Registrable Securities to be included in a Registration Statement with respect to such Required Registration may, at any time prior to the effective date of such Registration Statement, on behalf of all Holders of all Registrable Securities requested to be included therein, revoke the request to have Registrable Securities included therein and revoke the request for such Required Registration by providing a written notice to the Company, in which case such Required Registration that has been revoked will be deemed not to have been effected and will not count as a Required Registration for purposes of Section 2.1(i) if, and only if, the Holders of Registrable Securities which had requested inclusion of Registrable Securities in such Required Registration promptly reimburse the Company for all Registration Expenses incurred by the Company in connection with such Required Registration. Notwithstanding the foregoing sentence, the parties agree and acknowledge that the Holders may revoke any Required Registration (without any obligation to reimburse the Company for Registration Expenses incurred in connection therewith) if such revocation is based on (i) a material adverse change in circumstances with respect to the Company and its subsidiaries, taken as a whole, caused by an act or failure to act by the Company or any of its subsidiaries and not known to any Holder at the time the Required Registration was first made or (ii) the Company’s failure to comply in any material respect with its obligations hereunder, and any such revocation based on an event described in (i) or (ii) above shall be exercisable at any time and shall not be counted as the one (1) revocation of a Required Registration permitted by the first sentence of this Section 2.4.

2.5 Effective Required Registrations. A Required Registration will not be deemed to be effected for purposes of Section 2.1(i) if the Registration Statement for such Required Registration has not been declared effective by the SEC or become effective in accordance with the Securities Act and the rules and regulations thereunder and kept effective for the Required Period. In addition, if after such Registration Statement has been declared or becomes effective, (i) the offering of Registrable Securities pursuant to such Registration Statement is interfered with by any stop order, injunction, or other order or requirement of the SEC or other governmental agency or court such that the continued offer and sale of Registrable Securities being offered pursuant to such Registration Statement would violate applicable Law and such stop order, injunction or other order or requirement of the SEC or other governmental agency or court does not result from any act or omission of any Holder whose Registrable Securities are registered pursuant to such Registration Statement (an “Interference”) and (ii) any such Interference is not cured within sixty (60) days thereof, such Required Registration will be deemed not to have been effected and will not count as a Required Registration. In the event such Interference occurs and is cured, the Required Period relating to such Registration Statement will be extended by the number of days of such Interference, including the date such Interference is cured.

2.6 Continuous Effectiveness of Registration Statement. The Company will use all reasonable efforts to cause each Registration Statement filed pursuant to this Section 2 to be declared effective by the SEC or to become effective under the Securities Act as promptly as practicable and to keep each such Registration Statement that has been declared or becomes effective continuously effective for the Required Period.

2.7 Obligations of the Company. Whenever required under Section 2.1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities sought to be included therein; provided that at least five (5) Business Days prior to filing any Registration Statement or Prospectus or any amendments or supplements thereto, the Company shall furnish to the Holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriter copies of all such documents proposed to be filed, and any such Holder shall have the opportunity to comment on any information pertaining solely to such Holder and its plan of distribution that is contained therein and the Company shall make the corrections reasonably requested by such Holder or the managing underwriter with respect to such information prior to filing any such Registration Statement or amendment;

(b) prepare and file with the SEC such amendments and post-effective amendments to any Registration Statement and any Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Required Period, and cause the Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement for the Required Period; provided that at least five (5) Business Days prior to filing any such amendments and post effective amendments or supplements thereto, the Company shall furnish to the Holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriter copies of all such documents proposed to be filed, and any such Holder or managing underwriter shall have the opportunity to comment on any information pertaining solely to such Holder and its plan of distribution that is contained therein and the Company shall make the corrections reasonably requested by such Holder and the managing underwriter with respect to such information prior to filing any such Registration Statement or amendment;

(c) furnish to the Holders of Registrable Securities covered by such Registration Statement and the managing underwriter such numbers of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary prospectus or free writing prospectus) in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) notify the Holders of Registrable Securities covered by such Registration Statement, promptly after the Company shall receive notice thereof, of the time when such Registration Statement becomes or is declared effective or when any amendment or supplement or any Prospectus forming a part of such Registration Statement has been filed;

(e) notify the Holders of Registrable Securities covered by such Registration Statement promptly of any request by the SEC for the amending or supplementing of such Registration Statement or Prospectus or for additional information and promptly deliver to such Holders copies of any comments received from the SEC;

(f) notify the Holders promptly of any stop order suspending the effectiveness of such Registration Statement or Prospectus or the initiation of any proceedings for that purpose, and use all reasonable efforts to obtain the withdrawal of any such order or the termination of such proceedings;

(g) use all reasonable efforts to register and qualify the Registrable Securities covered by such Registration Statement under such other securities or blue sky Laws of such jurisdictions as shall be reasonably requested by the Holders, use all reasonable efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the Required Period, and notify the Holders of Registrable Securities covered by such Registration Statement of the receipt of any written notification with respect to any suspension of any such qualification; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(h) enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of the Underwritten Offering pursuant to which such Registrable Securities are being offered;

(i) use all reasonable efforts to obtain: (A) at the time of effectiveness of the Registration Statement covering such Registrable Securities, a “cold comfort letter” from the Company’s independent certified public accountants covering such matters of the type customarily covered by “cold comfort letters” as the underwriters may reasonably request; and (B) at the time of any underwritten sale pursuant to such Registration Statement, a “bring-down comfort letter,” dated as of the date of such sale, from the Company’s independent certified public accountants covering such matters of the type customarily covered by “bring-down comfort letters” as the underwriters may reasonably request.

(j) promptly notify each Holder of Registrable Securities covered by such Registration Statement at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the Prospectus included in such Registration Statement or any offering memorandum or other offering document includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and promptly prepare a supplement or amendment to such Prospectus or file any other required document so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of material fact or omit to state any fact necessary to make the statements therein not misleading;

(k) permit any Holder of Registrable Securities covered by such Registration Statement, which Holder in its reasonable judgment could reasonably be deemed to be an underwriter with respect to the Underwritten Offering pursuant to which such Registrable Securities are being offered, or to be a controlling Person of the Company, to reasonably participate in the preparation of such Registration Statement and to require the insertion therein of information to the extent concerning such Holder, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included;

(l) in connection with any Underwritten Offering, use all reasonable efforts to obtain an opinion or opinions addressed to the underwriter or underwriters in customary form and scope from counsel for the Company;

(m) upon reasonable notice and during normal business hours, subject to the Company receiving customary confidentiality undertakings or agreements from any Holder of Registrable Securities covered by such Registration Statement or other person obtaining access to Company records, documents, properties or other information pursuant to this subsection (m), make available for inspection by a representative of such Holder and any underwriter participating in any disposition of such Registrable Securities and any attorneys or accountants retained by any such Holder or underwriter, relevant financial and other records, pertinent corporate documents and properties of the Company, and use all reasonable efforts to cause the officers, directors and employees of the Company to supply all information reasonably requested by any such representative, underwriter, attorneys or accountants in connection with the Registration Statement;

(n) with respect to one (1) Required Registration which includes Registrable Securities the market value of which is at least one hundred million United States dollars ($100,000,000), participate, to the extent requested by the managing underwriter, in efforts extending for no more than five (5) days scheduled by such managing underwriter and reasonably acceptable to the Company’s senior management, to sell the Registrable Securities being offered pursuant to such Required Registration (including participating during such period in customary “roadshow” meetings with prospective investors);

(o) use all reasonable efforts to comply with all applicable rules and regulations of the SEC relating to such registration and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act, provided that the Company will be deemed to have complied with this Section 2.7(o) with respect to such earning statements if it has satisfied the provisions of Rule 158;

(p) if requested by the managing underwriter or any selling Holder, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or any selling Holder reasonably requests to be included therein, with respect to the Registrable Securities being sold by such selling Holder, including, without limitation, the purchase price being paid therefor by the underwriters and with respect to any other terms of the Underwritten Offering of Registrable Securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

(q) cause the Registrable Securities covered by such Registration Statement to be listed on each securities exchange, if any, on which equity securities issued by the Company are then listed; and

(r) reasonably cooperate with each selling Holder and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with filings required to be made with the Financial Industry Regulatory Authority, Inc., if any.

2.8 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself and the Registrable Securities held by it as shall be reasonably necessary to effect the registration of such Holder’s Registrable Securities.

2.9 Expenses. Except as specifically provided herein, all Registration Expenses shall be borne by the Company. All Selling Expenses incurred in connection with any registration hereunder shall be borne by the Holders of Registrable Securities covered by a Registration Statement, pro rata on the basis of the number of Registrable Securities registered on their behalf in such Registration Statement.

2.10 Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(a) The Company shall indemnify and hold harmless each Holder including Registrable Securities in any such Registration Statement, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of Exchange Act and the officers, directors, owners, agents and employees of such controlling Persons, against any and all losses, claims, damages or liabilities (joint or several) to which they may become subject under any securities Laws including, without limitation, the Securities Act, the Exchange Act, or any other statute or common law of the United States or any other country or political subdivision thereof, or otherwise, including the amount paid in settlement of any litigation commenced or threatened (including any amounts paid pursuant to or in settlement of claims made under the indemnification or contribution provisions of any underwriting or similar agreement entered into by such Holder in connection with any offering or sale of securities covered by this Agreement), and shall promptly reimburse them, as and when incurred, for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any free writing prospectus or any amendments or supplements thereto, or in any offering memorandum or other offering document relating to the offering and sale of such securities or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; provided, however, the Company shall not be liable in any such case for any such loss, claim, damage, liability or action to the extent that it (A) arises out of or is based upon a Violation which occurs solely in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder; or (B) is caused by such Holder’s disposition of Registrable Shares during any period during which such Holder is obligated to discontinue any disposition of Registrable Shares as a result of any stop order suspending the effectiveness of any registration statement or prospectus with respect to Registrable Securities.

(b) Each Holder including Registrable Securities in a registration statement shall indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the officers, directors, owners, agents and employees of such controlling Persons, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under liabilities (or actions in respect thereto) which arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation: (i) arises out of or is based upon a Violation which occurs solely in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder; or (ii) is caused by such Holder’s disposition of Registrable Shares during any period during which such Holder is obligated to discontinue any disposition of Registrable Shares as a result of any stop order suspending the effectiveness of any registration statement or prospectus with respect to Registrable Securities. Each such Holder shall pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 2.10(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without consent of the Holder, which consent shall not be unreasonably withheld.

(c) Promptly after receipt by an indemnified party under this Section 2.10 of notice of the commencement of any action (including any action by a Governmental Authority), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.10, but the omission so to deliver written notice to the indemnifying party shall not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.10.

(d) In order to provide for just and equitable contribution to joint liability in any case in which a claim for indemnification is made pursuant to this Section 2.10 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.10 provided for indemnification in such case, the Company and each Holder of Registrable Securities shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in proportion to the relative fault of the Company, on the one hand, and such Holder, severally, on the other hand; provided, however, that in any such case, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; provided further, however, that in no event shall any contribution under this Section 2.10(d) on the part of any Holder exceed the net proceeds received by such Holder from the sale of Registrable Securities giving rise to such contribution obligation.

(e) The obligations of the Company and the Holders under this Section 2.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement and otherwise.

2.11 SEC Reports. With a view to making available to the Holders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell Registrable Securities of the Company to the public without registration, the Company agrees to at any time that it is a reporting company under Section 13 or 15(d) of the Exchange Act:

(a) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(b) furnish to any Holder, so long as such Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC (exclusive of Rule 144A) which permits the selling of any Registrable Securities without registration.

2.12 Assignment of Registration Rights. The rights to cause the Company to register any Registrable Securities pursuant to this Agreement may be assigned in whole or in part (but only with all restrictions and obligations set forth in this Agreement) by a Holder to a Permitted Transferee which acquires Registrable Securities from such Holder; provided, however, (a) such Holder shall, within five (5) days prior to such transfer, furnish to the Company written notice of the name and address of such Permitted Transferee, details of its status as a Permitted Transferee and details of the Registrable Securities with respect to which such registration rights are being assigned, (b) the Permitted Transferee, prior to or simultaneously with such transfer or assignment, shall agree in writing to be subject to and bound by all restrictions and obligations set forth in this Agreement, (c) the Purchaser Parties shall continue to be bound by all restrictions and obligations set forth in this Agreement and (d) such transfer or assignment shall be effective only if immediately following such transfer or assignment the further disposition of such Registrable Securities by the Permitted Transferee is restricted under the Securities Act and other applicable securities Law.

3. Appointment of Independent Director

3.1 Board Designation Right. From and after the Twenty Percent Threshold Date, and until the date Purchaser Parties cease to own the Highest Percentage Threshold (subject to the Cure Period set forth in Section 3.1(f) and the right of the parties set forth in Section 8.2), the Purchaser Parties shall have the right to designate a member of the Company’s Board of Directors (the “Independent Designee”) as described in this Section 3.1:

(a) Following the Twenty-Percent Threshold Date, the Purchaser Parties shall provide notice to the Company of its share ownership. As soon as reasonably practicable following receipt of such notice and confirmation by the Company that the threshold requirements have been satisfied, the Company shall take all necessary corporate action, including, as necessary, expanding the size of the Company’s Board of Directors, to appoint a candidate to the Company’s Board of Directors (including filling the vacancy created by the expansion of the Company’s Board of Directors), who is mutually agreed upon by the Company and the Purchaser Parties each negotiating in good faith and who meets the criteria in Section 3.1(b), such person being the initial Independent Designee. The Company shall thereafter at the next annual meeting nominate the initial Independent Designee to the longest term then available under the Company’s classification structure;

(b) The Independent Designee shall be an individual meeting general criteria, as set by the Company’s Corporate Governance and Compliance Committee (and which may be amended from time to time by the Corporate Governance and Compliance Committee at its discretion), taking into account the needs of the Board of Directors and best practices of peer companies relating to board skills and composition, and who shall be “independent” of the Company as determined under the rules of the NASDAQ (or such other exchange where the

Company is primarily listed and traded) and who shall not be a current or former officer, director, employee or paid consultant of the Purchaser Parties. The Independent Designee shall provide to the Company such information as the Company requests in writing and is entitled to receive from other members of the Board of Directors or is required to be disclosed in proxy statements under applicable law, an executed consent from the Independent Designee to be named as a nominee in the Company’s proxy statement for the Company’s annual meeting of stockholders for any applicable year, and to serve as a director if so elected, and an irrevocable resignation letter from the Board of Directors that will take effect upon the Company’s acceptance if the Purchaser Parties’ share ownership shall fall below the Highest Percentage Threshold (subject to the provisions of Section 3.1(f)) (the “Nomination Documents”).

(c) The Company will use its reasonable best efforts to cause the election of the Independent Designee to the Company’s Board of Directors (including recommending that the Company’s stockholders vote in favor of the election of the Independent Designee (along with all other Company nominees) and otherwise supporting him or her for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees);

(d) Should the initial Independent Designee (or any subsequent Independent Designee) resign from the Board of Directors or be rendered unable to, or refuse to, be appointed to, or for any other reason fail to serve or is not serving, on, the Board of Directors, or in the reasonable judgment of the Company’s Corporate Governance and Compliance Committee fails to meet the criteria in Section 3.1(b), then pursuant to the procedures set forth in this Section 3.1(d), the Purchaser Parties shall be entitled to designate, and the Company shall cause to be appointed a replacement as a member of the Board of Directors to fill the vacancy, such person being a replacement Independent Designee. Any such replacement Independent Designee who becomes a Board member shall be deemed to be the Independent Designee for all purposes under this Agreement, and prior to his or her appointment to the Board of Directors, shall be required to provide to the Company the Nomination Documents. Any replacement Independent Designee will be selected pursuant to the following procedure: The Purchaser Parties shall select three individuals for consideration by the Company. The Corporate Governance and Compliance Committee shall seek to select, and the Company’s Board of Directors shall seek to approve, one individual out of the three proposed by Purchaser Parties, taking into account the criteria in Section 3.1(b) and acting reasonably and in good faith. If such process does not initially result in selection of a replacement Independent Designee, the Purchaser Parties shall be entitled to continue to select individuals in groupings of three until the Company, acting reasonably and in good faith, selects the replacement Independent Designee.

(e) Purchaser Parties agree that the Independent Designee is not and will not become a party to any agreement, arrangement or understanding with any Purchaser Parties or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification or any other matter in connection with service or action as an Independent Designee. The Purchaser Parties further agree that the Independent Designee, if elected or appointed as a director of the Company, will be required to comply with all applicable corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Company.

(f) For the avoidance of doubt and subject to the following sentence, at such time, if ever, that the number of shares of Company Common Stock owned by the Purchaser Parties shall fall below the Highest Percentage Threshold, then the Purchaser Parties shall cease to have the rights set out in this Section 3.1, the previously submitted resignation letter shall become effective, and upon the Company’s acceptance of such resignation, the Independent Designee will immediately resign from the Board of Directors of the Company. If as a result of any issuance by the Company of Common Stock or Common Stock Equivalents, Purchaser Parties’ ownership falls below the Highest Percentage Threshold, Purchaser Parties shall have one-hundred-eighty (180) days (the “Cure Period”) to increase their ownership to the Highest Percentage Threshold so as not to forfeit their rights under this Section 3.1; provided that if during the Cure Period the Purchaser Parties are restricted by applicable Law or Company policy from trading or otherwise acquiring shares of Common Stock for any period of time (the “Restricted Period”), the Cure Period shall be extended by the length of the applicable Restricted Period. Subject to Section 8.2 and any Excluded Issuance made by the Company, once the Purchaser Parties have forfeited their rights under this Section 3.1, in no event will any subsequent ownership by the Purchaser Parties of at least twenty percent (20%) of Shares of Then Outstanding Common Stock or at the Highest Percentage Threshold level reinstate any of their rights under this Section 3.1.

4. Restrictions on Beneficial Ownership.

4.1 Standstill. During the period (such period, the “Standstill Term”) from and after the date of this Agreement until the later of (A) the fifth (5th) anniversary of the expiration or earlier termination of the “Term” (as such term is defined in the Aventis Collaboration Agreement) and (B) the fifth (5th) anniversary of the expiration or earlier termination of the “Term” (as such term is defined in the Sanofi License and Collaboration Agreement), neither the Purchaser Parties nor any of their respective Affiliates (collectively, the “Standstill Parties”) shall, directly or indirectly (and the Purchaser Parties shall cause their respective Affiliates not to) and will not encourage or assist others to, except as expressly invited in writing by the Company:

(a) directly or indirectly, acquire beneficial ownership of Shares of Then Outstanding Common Stock and/or Common Stock Equivalents, or make a tender, exchange or other offer to acquire Shares of Then Outstanding Common Stock and/or Common Stock Equivalents, if after giving effect to such acquisition, the Standstill Parties would beneficially own more than the Standstill Limit; provided, however, that notwithstanding the provisions of this Section 4.1(a), if the number of shares constituting Shares of Then Outstanding Common Stock is reduced or if the aggregate ownership of the Standstill Parties is increased as a result of a repurchase of Shares of Then Outstanding Common Stock, stock split, stock dividend or a recapitalization of the Company, the Standstill Parties shall not be required to dispose of any of their holdings of Shares of Then Outstanding Common Stock even though such action resulted in the Standstill Parties’ beneficial ownership totaling more than the Standstill Limit;

(b) directly or indirectly, seek to have called any meeting of the stockholders of the Company, propose or nominate for election to the Company’s Board of Directors any person whose nomination has not been approved by a majority of the Company’s Board of Directors or cause to be voted in favor of such person for election to the Company’s Board of Directors any Shares of Then Outstanding Common Stock;

(c) directly or indirectly, encourage or support a tender, exchange or other offer or proposal by any other Person or group (an “Offeror”) the consummation of which would result in a Change of Control of the Company (an “Acquisition Proposal”);

(d) directly or indirectly, solicit proxies or consents or become a participant in a solicitation (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the recommendation of a majority of the Company’s Board of Directors with respect to any matter, or seek to advise or influence any Person, with respect to voting of any Shares of Then Outstanding Common Stock of the Company;

(e) deposit any Shares of Then Outstanding Common Stock in a voting trust or subject any Shares of Then Outstanding Common Stock to any arrangement or agreement with respect to the voting of such Shares of Then Outstanding Common Stock;

(f) act in concert with any Third Party to take any action in clauses (a) through (e) above, or form, join or in any way participate in a “partnership, limited partnership, syndicate, or other group” within the meaning of Section 13(d)(3) of the Exchange Act.

(g) enter into discussions, negotiations, arrangements or agreements with any Person relating to the foregoing actions referred to in (a) through (e) above;

(h) request or propose in writing to the Company’s Board of Directors, any member(s) thereof or any officer of the Company that the Company amend, waive, or consider the amendment or waiver of, any provisions set forth in this Section 4.1;

provided, however, that the mere voting in accordance with Section 6 hereof of any voting securities of the Company held by the Purchaser Parties or their Affiliates shall not constitute a violation of any of clauses (a) through (g) above.

4.2 Amendment to Certain Agreements.

(a) Sections 4.1 and 7.2 of this Agreement shall, effective as of the date of this Agreement, supersede and replace Sections 20.16 and 20.17 of the Aventis Collaboration Agreement. The foregoing sentence shall not impair the rights of the Company or constitute a waiver by the Company of any breach or default by Aventis, Sanofi US or any of their Affiliates under Sections 20.16 and 20.17 of the Aventis Collaboration Agreement. Sanofi, the Investor, Sanofi US and the Company agree that Section 19.5 of the Aventis Collaboration Agreement is hereby amended and restated in its entirety to read:

“Notwithstanding anything to the contrary herein, Regeneron will have the unilateral right to terminate this Agreement in its entirety, upon written notice to Aventis, if any of the Standstill Parties (as defined in the Amended and Restated Investor Agreement, dated as of January 11, 2014 (the “Investor Agreement”), by and among Sanofi, sanofi-aventis US LLC, Aventis, sanofi-aventis Amérique du Nord and Regeneron) shall have breached Section 4.1 of the Investor Agreement. For the avoidance of doubt, Regeneron shall not have the right to terminate this Agreement as a result of a de minimis breach of Section 4.1(a) of the Investor Agreement or an inadvertent breach of Section 4.1(g) of the Investor Agreement arising from informal discussions covering general corporate or other business matters the purpose of which is not intended to effectuate or lead to any of the actions referred to in paragraphs (a) through (e) of Section 4.1 of the Investor Agreement.”

(b) Sanofi, the Investor, Sanofi US and the Company agree that Section 19.5 of the Sanofi License and Collaboration Agreement is hereby amended and restated in its entirety to read:

“Regeneron shall have the unilateral right to terminate this Agreement in its entirety, effective immediately upon written notice to Sanofi, if Sanofi or any of its Affiliates shall have breached their obligations under any of Sections 4, 5 or 6 of the Investor Agreement (to the extent such sections of the Investor Agreement is then in effect). Furthermore, Regeneron shall have the unilateral right to terminate this Agreement in its entirety, effective immediately upon written notice to Sanofi, if Sanofi or any of its Affiliates shall have (a) breached their obligations under Section 20.16 of the Aventis Collaboration Agreement, to the extent that such Section 20.16 remains in effect after the Effective Date, or (b) breached its obligations under Section 5.3 of the Aventis Stock Purchase Agreement, to the extent that such Section 5.3 remains in effect after the Effective Date. Any such breach of the Investor Agreement, the Aventis Stock Purchase Agreement or the Aventis Collaboration Agreement, as the case may be, shall be treated as a breach of this Agreement. Notwithstanding the foregoing and for the avoidance of doubt, Regeneron shall not have the right to terminate this Agreement as a result of (i) a de minimus breach of Section 4.1(a) of the Investor Agreement (to the extent such Section 4.1(a) is in effect after the Effective Date) or of Section 20.16(a) of the Aventis Collaboration Agreement (to the extent such Section 20.16(a) remains in effect after the Effective Date) or (ii) an inadvertent breach of Section 4.1(g) of the Investor Agreement (to the extent such Section 4.1(g) is in effect after the Effective Date) or an inadvertent breach of Section 20.16(g) of the Aventis Collaboration Agreement (to the extent such Section 20.16(g) remains in effect after the Effective Date), arising from informal discussions covering general corporate or other business matters the purpose of which is not intended to effectuate or lead to any of the actions referred to in paragraphs (a) through (e) of such Section 20.16 or of paragraphs (a) through (e) of Section 4.1 of the Investor Agreement, as applicable.”

(c) Sanofi, the Investor, Sanofi US and the Company agree that Section 12.4 of the Discovery and Preclinical Development Agreement hereby amended and restated in its entirety to read:

“Regeneron shall have the unilateral right to terminate this Agreement in its entirety, effective immediately upon written notice to Sanofi, if Sanofi or any of its Affiliates shall have breached their obligations under any of Sections 4, 5 or 6 of the Investor Agreement (to the extent such sections of the Investor Agreement is then in effect). Furthermore, Regeneron shall have the unilateral right to terminate this Agreement in its entirety, effective immediately upon written notice to Sanofi, if Sanofi or any of its Affiliates shall have (a) breached their obligations under Section 20.16 of the Aventis Collaboration Agreement, to the extent that such Section 20.16 remains in effect after the Effective Date, or (b) breached its obligations under Section 5.3 of the Stock Purchase Agreement, dated as of September 5, 2003, by and between Sanofi and Regeneron (the “Aventis Stock Purchase Agreement”), to the extent that such Section 5.3 remains in effect after the Effective Date. Any such breach of the Investor Agreement, the Aventis Stock Purchase Agreement or the Aventis Collaboration Agreement, as the case may be, shall be treated as a breach of this Agreement. Notwithstanding the foregoing and for the avoidance of doubt, Regeneron shall not have the right to terminate this Agreement as a result of (i) a de minimus breach of Section 4.1(a) of the Investor Agreement (to the extent such Section 4.1(a) is in effect after the Effective Date) or of Section 20.16(a) of the Aventis Collaboration Agreement (to the extent such Section 20.16(a) remains in effect after the Effective Date) or (ii) an inadvertent breach of Section 4.1(g) of the Investor Agreement (to the extent such Section 4.1(g) is in effect after the Effective Date) or an inadvertent breach of Section 20.16(g) of the Aventis Collaboration Agreement (to the extent such Section 20.16(g) remains in effect after the Effective Date), arising from informal discussions covering general corporate or other business matters the purpose of which is not intended to effectuate or lead to any of the actions referred to in paragraphs (a) through (e) of such Section 20.16 or of paragraphs (a) through (e) of Section 4.1 of the Investor Agreement, as applicable. Sanofi’s rights under Sections 2.16 and 2.17 shall survive termination of this Agreement pursuant to this Section 12.4.”

5. Restrictions on Dispositions.

5.1 Lock-Up. From and after the date of this Agreement until the later of (i) December 20, 2020 and (ii) the end of the term of the Discovery and Preclinical Development Agreement, or any successor agreement thereto, if mutually extended by the parties thereto beyond December 20, 2020 (the “Lock-Up Term”), without the prior approval of a majority of the Company’s Board of Directors, the Purchaser Parties shall not, and shall cause their respective Affiliates not to, Dispose of any of the Purchased Shares or any shares of Common Stock beneficially owned by any Standstill Party, together with any shares of Common Stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization, and (ii) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the shares of Common Stock described in clause (i) of this sentence; provided, however, that the foregoing shall not prohibit the Standstill Parties from transferring Registrable Securities to a Permitted Transferee in accordance with and subject to the terms of Section 2.12.

5.2 Limitations Following Lock-Up Term. The Purchaser Parties agree that, except for any transfer of Registrable Securities by the Investor or Aventis to a Permitted Transferee in accordance with and subject to the terms of Sections 2.12 and 5.1, they shall not, and shall cause their respective Affiliates not to, Dispose of any Shares of Then Outstanding Common Stock and/or Common Stock Equivalents at any time after the expiration of the Lock-Up Term except (i) pursuant to a registered underwritten public offering in accordance with Section 2, (ii) pursuant to Rule 144 under the Securities Act or (iii) pursuant to privately negotiated sales in transactions exempt from the registration requirements under the Securities Act; provided, however, that:

(a) In any Underwritten Offering in accordance with Section 2, the Holders whose Registrable Securities are included in such Underwritten Offering shall request that the underwriter for such Underwritten Offering, and shall require that the underwriter for such Underwritten Offering shall agree in writing to, use all reasonable efforts to make as broad a distribution as reasonably practical and to prevent any Person, or Affiliates of such Person, from purchasing in such offering Registrable Securities which would constitute, or result in such Person, together with such Person’s Affiliates, having beneficial ownership of, five percent (5%) or more of the total shares of Common Stock then outstanding.

(b) The Purchaser Parties shall not (and shall cause their respective Affiliates not to), without the prior approval of a majority of the Company’s Board of Directors, Dispose of any Shares of Then Outstanding Common Stock and/or Common Stock Equivalents if such Disposition, together with any Disposition(s) by any Standstill Parties during the immediately preceding three (3) months, would exceed one million (1,000,000) Shares of Then Outstanding Common Stock of the Company (assuming the full conversion into, and exercise and exchange for, shares of Common Stock of all Common Stock Equivalents Disposed of by the Standstill Parties): provided, however, that, without limitation of Section 5.2(a), the foregoing limitations in this Section 5.2(b) shall not prohibit or limit any Disposition of Registrable Securities by a Holder as part of an Underwritten Offering with respect to such Registrable Securities in accordance with Section 2 hereof. This Section 5.2(b) shall, effective as of the date of this Agreement, supersede and replace Section 5.3(a) of the Aventis Stock Purchase Agreement. The foregoing sentence shall not impair the rights of the Company or constitute a waiver by the Company of any breach or default by Aventis or any of its Affiliates under such Section 5.3(a) with respect to events or circumstances occurring or existing prior to the date of this Agreement.

(c) The Purchaser Parties shall not (and shall cause their respective Affiliates not to), without the prior approval of a majority of the Company’s Board of Directors, Dispose of any Shares of Then Outstanding Common Stock and/or Common Stock Equivalents to any Person if such Person is, or such Disposition would (in the case of a Disposition pursuant to Rule 144 under the Securities Act, to the knowledge of any Standstill Party) result in such Person becoming, after giving effect to such Disposition, the beneficial owner of five percent (5%) or more of the total shares of Common Stock then outstanding; provided, however, that, without limitation of Section 5.2(a), the foregoing limitation in this Section 5.2(c) shall not prohibit or limit any Disposition of Registrable Securities by a Holder as part of a registered offering with respect to such Registrable Securities in accordance with Section 2 hereof.

5.3 Certain Tender Offers. Notwithstanding any other provision of this Section 5, this Section 5 shall not prohibit or restrict any Disposition of Shares of Then Outstanding Common Stock and/or Common Stock Equivalents by the Standstill Parties into (a) a tender offer by a Third Party which is not opposed by the Company’s Board of Directors (but only after the Company’s filing of a Schedule 14D-9, or any amendment thereto, with the SEC disclosing the recommendation of the Company’s Board of Directors with respect to such tender offer) or (b) an issuer tender offer by the Company.

5.4 Offering Lock-Up. The Holders shall, if requested by the Company and an underwriter of Common Stock of the Company, agree not to Dispose of any Shares of Then Outstanding Common Stock and/or Common Stock Equivalents for a specified period of time, such period of time not to exceed ninety (90) days. Such agreement shall be in writing in a form satisfactory to the Company and the underwriter(s) in such offering. The Company may impose stop transfer instructions with respect to the Shares of Then Outstanding Common Stock and/or Common Stock Equivalents subject to the foregoing restrictions until the end of the specified period of time. This Section 5.4 shall, effective as of the date of this Agreement, supersede and replace Section 5.3(c) of the Aventis Stock Purchase Agreement.

6. Voting Agreement.

6.1 Voting of Securities. From and after the date of this Agreement, other than as permitted by Section 6.2 with respect to Extraordinary Matters, in any vote or action by written consent of the stockholders of the Company (including, without limitation, with respect to the election of directors), the Purchaser Parties shall, and shall cause their respective Affiliates to, vote or execute a written consent with respect to all voting securities of the Company as to which they are entitled to vote or execute a written consent, in accordance with the recommendation of the Company’s Board of Directors. In furtherance of this Section 6.1 , the Purchaser Parties shall, and shall cause their respective Affiliates to, if and when requested by the Company from time to time, promptly execute and deliver to the Company an irrevocable proxy, substantially in the form of Exhibit A attached hereto, and irrevocably appoint the Company or its designees, with full power of substitution, its attorney, agent and proxy to vote (or cause to be voted) or to give consent with respect to, all of the voting securities of the Company as to which such Purchaser Party or Affiliate of a Purchaser Party is entitled to vote, in the manner and with respect to the matters set forth in this Section 6.1. The Purchaser Parties acknowledge, and shall cause their Affiliates to acknowledge, that any such proxy executed and delivered shall be coupled with an interest, shall constitute, among other things, an inducement for the Company to enter into this Agreement, shall be irrevocable and binding on any successor in interest of such Purchaser Party or Affiliate of such Purchaser Party, as applicable, and shall not be terminated by operation of Law upon the occurrence of any event. Such proxy shall operate to revoke and render void any prior proxy as to any voting securities of the Company heretofore granted by such Purchaser Party or Affiliate of such Purchaser Party, as applicable, to the extent it is inconsistent herewith. Such proxy shall terminate upon the earlier of the expiration or termination of this Section 6.1.

6.2 Certain Extraordinary Matters. With respect to the following matters (each such matter being an “Extraordinary Matter”), the following provisions apply:

(a) any transaction which would result in a Change of Control;

(b) any other issuance of shares of Common Stock or Common Stock Equivalents voted upon by stockholders of the Company, other than any such issuance that does not exceed twenty percent (20%) of, or twenty percent (20%) of the voting power of, the Shares of Then Outstanding Common Stock, as of immediately prior to such issuance; and

(c) any vote of the Company’s stockholders with respect to any stock option or stock purchase plan, or any material amendment thereto, or other equity compensation arrangement or material amendment thereto, which has been approved by the Company’s Compensation Committee and taken as a whole is not generally and materially consistent with the Company’s equity compensation historical practices;

(d) any liquidation or dissolution of the Company,

With respect to Extraordinary Matters contained in Section 6.2(a), the Purchaser Parties and their Affiliates may vote, or execute a written consent with respect to, any or all of the voting securities of the Company as to which they are entitled to vote or execute a written consent, if such Purchaser Party or Affiliate of a Purchaser Party has delivered written notice to the Company at any time prior to the vote on an Extraordinary Matter or the effective time of an action to be taken by written consent, setting forth its intent to vote pursuant to this Section 6.2, in the same proportion as the votes cast by all other holders of all classes of voting securities of the Company (as estimated by the inspector of election immediately prior to the closing of the polls with respect to the vote on an Extraordinary Matter, subject to adjustment for the inspector of election’s final tabulation of votes cast). In the event that a Purchaser Party or Affiliate of a Purchaser Party does not deliver written notice to the Company as provided above in this Section 6.2, such Person shall be deemed to have elected to vote all voting securities of the Company as to which it is entitled to vote as provided in Section 6.1. With respect to Extraordinary Matters contained in Section 6.2(b), (c), and (d), the Purchaser Parties and their Affiliates may vote, or execute a written consent with respect to, any or all of the voting securities of the Company as to which they are entitled to vote or execute a written consent, as they may determine in their sole discretion.

6.3 Quorum. In furtherance of Section 6.1, the Purchaser Parties shall be, and shall cause each of their Affiliates to be, present in person or represented by proxy at all meetings of stockholders to the extent necessary so that all voting securities of the Company as to which they are entitled to vote shall be counted as present for the purpose of determining the presence of a quorum at such meeting.

7. Termination of Certain Rights and Obligations.

7.1 Termination of Registration Rights. Except for Section 2.10, which shall survive until the expiration of any applicable statutes of limitation, Section 2 shall terminate automatically and have no further force or effect upon the earliest to occur of:

(a) the expiration of the Registration Rights Term;

(b) the date on which the Common Stock ceases to be registered pursuant to Section 12 of the Exchange Act; and

(c) a liquidation or dissolution of the Company.

7.2 Termination of Standstill Agreement. Provided that none of the Standstill Parties has violated Section 4.1, Section 4 (except for Section 4.2, but only to the extent such Section 4.2 amends any of Section 19.5 of the Aventis Collaboration Agreement or Section 19.5 of the Sanofi License and Collaboration Agreement, or Section 12.4 of the Discovery and

Preclinical Development Agreement) shall terminate and have no further force or effect, upon the earliest to occur of:

(a) the public announcement by the Company recommending acceptance by the Company’s shareholders of a tender offer or exchange offer that, if consummated, would constitute a Change of Control of the Company;

(b) the public announcement by the Company or any Offeror of any definitive agreement providing for a Change of Control of the Company;

(c) the expiration of the Standstill Term;

(d) the date of any issuance by the Company to a Third Party of shares of Common Stock, which, when combined with all other Shares of Then Outstanding Common Stock beneficially owned by such Third Party immediately prior to such issuance, represents more than ten percent (10%) of the voting power represented by all Shares of Then Outstanding Common Stock outstanding immediately after giving effect to such issuance, if the Company does not enter into a standstill agreement with such Third Party having material terms substantially similar (i) with respect to restrictions on such Third Party, to the restrictions on the Standstill Parties set forth in Section 4.1 of this Agreement and (ii) with respect to the termination of such restrictions, to the provisions of this Section 7.2; provided, however, that any collaborative or other commercial arrangements between the Company and such Third Party entered into connection with such issuance of Common Stock to such Third Party shall be taken into consideration in determining whether the terms of the standstill agreement entered into with such Third Party are materially similar to the terms of Section 4.1 of this Agreement;

(e) the date on which the Common Stock ceases to be registered pursuant to Section 12 of the Exchange Act; and

(f) a liquidation or dissolution of the Company;

provided, however, that if any of the transactions referred to in (a) or (b) above terminates and the Company has not made a public announcement of its intent to solicit or engage in a transaction (or has announced its decision to discontinue pursuing such a transaction) the consummation of which would result in a Change of Control of the Company, then the restrictions contained in Section 4 shall again be applicable, unless a Standstill Party has announced a bona-fide Acquisition Proposal for the Company prior to such termination.

7.3 Termination of Restrictions on Dispositions. Section 5 shall terminate and have no further force or effect upon the earliest to occur of:

(a) the consummation by an Offeror of a Change of Control of the Company;

(b) a liquidation or dissolution of the Company; and

(c) the date on which the Common Stock ceases to be registered pursuant to Section 12 of the Exchange Act.

7.4 Termination of Voting Agreement. Section 6 shall terminate and have no further force or effect upon the earliest to occur of:

(a) the consummation by an Offeror of a Change of Control of the Company;

(b) a liquidation or dissolution of the Company;

(c) the date on which the Standstill Parties beneficially own voting securities representing less than five percent (5%) of the voting power of the Shares of Then Outstanding Common Stock; and

(d) the date on which the Common Stock ceases to be registered pursuant to Section 12 of the Exchange Act.

7.5 Effect of Termination. No termination pursuant to any of Sections 7.1, 7.2 or 7.3 or 7.4 shall relieve any of the parties (or the Permitted Transferee, if any) for liability for breach of or default under any of their respective obligations or restrictions under any terminated provision of this Agreement, which breach or default arose out of events or circumstances occurring or existing prior to the date of such termination.

8. Rights of the Purchaser Parties.

8.1 Required Information. The Purchaser Parties shall have the right to receive certain information (collectively, the “Required Information”) from the Company as may be reasonably agreed by the Company and the Purchaser Parties and any such other requested information as may be reasonably necessary to assist the Purchaser Parties to account for their investment in the Company under the equity method of accounting in accordance with International Finance Reporting Standards (IFRS). The Company shall use its reasonable efforts to provide the Purchaser Parties with the Required Information. Except as required by Law, the Purchaser Parties shall: (A) protect and safeguard the confidentiality of the Required Information; (B) not use the Required Information, or permit it to be accessed or used, for any purpose other than to assist the Purchaser Parties to account for its investment in the Company under the equity method of accounting in accordance with International Finance Reporting Standards (IFRS); and (C) not disclose any such Required Information to any person or entity, except where such disclosure is required in the Purchaser Parties’ financial statements to account for their investment in the Company as equity under IFRS and except to the Purchaser Parties’ Representatives who need to know the Required Information to assist the Purchasing Parties, or act on their behalf, to achieve such equity accounting treatment. The Purchaser Parties shall be responsible for any breach of this Section 8.1 caused by any of its Representatives. At the Company’s written request, the Purchaser Parties and its Representatives shall promptly return to the Company all copies, whether in written, electronic or other form or media, of the Required Information, or destroy all such copies and certify in writing to the Company that such Required Information has been destroyed. Notwithstanding the foregoing, the Purchaser Parties may retain any copies of Required Information as may be required to comply with the Purchaser Parties’ internal record-keeping policies or any applicable federal, state or local law, regulation or regulatory authority to which it is subject.

8.2 Excluded Issuance. If after the date of this Agreement the Company proposes to issue New Securities in excess of ten percent (10%) of the Shares of Then Outstanding Common Stock the Company shall, in its sole discretion, either (i) grant the Purchaser parties a right to purchase a portion of the New Securities to be issued (a “Participating Issuance”) or (ii) not grant the Purchaser Parties a right to purchase a portion of the New Securities to be issued (an “Excluded Issuance”). The parties hereto agree that if the Company does not grant the Purchaser Parties a reasonable opportunity to purchase a portion of New Securities that would allow the Purchaser Parties to maintain the Highest Percentage Threshold, such opportunity to be provided on the same terms and with the same notice that the New Securities are offered to other purchasers of such New Securities, and the aggregate percentage ownership of the Purchaser Parties is diluted below the Highest Percentage Threshold as a result of such issuance, the Purchaser Parties shall not forfeit their rights under Section 3.1 and the Highest Percentage Threshold shall be adjusted to the Purchaser Parties’ aggregate percentage ownership of the Shares of Then Outstanding Common Stock immediately following such Excluded Issuance.

9. Miscellaneous.

9.1 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

9.2 Waiver. Waiver by a party of a breach hereunder by another party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

9.3 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth on Exhibit B attached hereto and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service or (d) sent by facsimile transmission, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission). Any party may change its address by giving notice to the other parties in the manner provided above.

9.4 Entire Agreement. This Agreement and the Purchase Agreement contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

9.5 Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the parties hereto.

9.6 Headings; Nouns and Pronouns; Section References. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

9.7 Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

9.8 Assignment. Neither this Agreement nor any rights or duties of a party hereto may be assigned by such party, in whole or in part, without (a) the prior written consent of the Company in the case of any assignment by the Purchaser Parties, except as provided by Section 2.12 with respect to the Investor’s or Aventis’ assignment to a Permitted Transferee; or (b) the prior written consent of the Purchaser Parties in the case of an assignment by the Company.

9.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

9.11 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

9.12 No Strict Construction. This Agreement has been prepared jointly and will not be construed against any party.

9.13 Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

9.14 Specific Performance. The Purchaser Parties hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or the Purchaser Parties, as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

9.15 No Conflicting Agreements. Each of the Purchaser Parties hereby represents and warrants to the Company that neither it nor any of its Affiliates is, as of the date of this Agreement, a party to, and agrees that neither it nor any of its Affiliates shall, on or after the date of this Agreement, enter into any agreement that conflicts with the rights granted to the Company in this Agreement. The Company hereby represents and warrants to each Holder that it is not, as of the date of this Agreement, a party to, and agrees that it shall not, on or after the date of this Agreement, enter into, any agreement or approve any amendment to its Organizational Documents (as defined in the Purchase Agreement) with respect to its securities that conflicts with the rights granted to the Holders in this Agreement. The Company further represents and warrants that the rights granted to the Holders hereunder do not in any way conflict with the rights granted to any other holder of the Company’s securities under any other agreements.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SANOFI

By:	/s/ Karen Linehan
Name: Karen Linehan
Title: Executive Vice President, Legal Affairs and General Counsel

SANOFI-AVENTIS US LLC

By:	/s/ Karen Linehan
Name: Karen Linehan
Title: Attorney in Fact

AVENTIS PHARMACEUTICALS INC.

By:	/s/ Karen Linehan
Name: Karen Linehan
Title: Attorney in Fact

SANOFI-AVENTIS AMÉRIQUE DU NORD

By:	/s/ Jean-Luc Renard
Name: Jean-Luc Renard
Title: Président

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Leonard S. Schleifer
Name: Leonard S. Schleifer, M.D., Ph.D.
Title: President & CEO

EXHIBIT A—FORM OF IRREVOCABLE PROXY

In order to secure the performance of the duties of the undersigned pursuant to Section 6.1 of the Amended and Restated Investor Agreement, dated as of January 11, 2014 (the “Agreement”), by and among Sanofi, sanofi-aventis US LLC, Aventis Pharmaceuticals Inc., sanofi-aventis Amérique du Nord and Regeneron Pharmaceuticals, Inc. (the “Company”), the undersigned hereby irrevocably appoints [            ] and [            ], and each of them, the attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned, and in the name, place and stead of the undersigned, to vote (or cause to be voted) or, if applicable, to give consent, in such manners as each such attorney, agent and proxy or his substitute shall in his sole discretion deem proper to record such vote (or consent) in the manners, and with respect to such matters as set forth in Section 6.1 of the Agreement (but in any case, in accordance with any written instruction from the undersigned, properly delivered under Section 6.1 of the Agreement, to vote or give consent as contemplated by Section 6.1(b) of the Agreement) with respect to all voting securities (whether taking the form of shares of Common Stock, par value $0.001 per share, or other voting securities of the Company), which the undersigned is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned meeting or, if applicable, to give written consent with respect thereto. This proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of the undersigned and shall not be terminated by operation of law upon the occurrence of any event. This proxy shall operate to revoke and render void any prior proxy as to voting securities heretofore granted by the undersigned which is inconsistent herewith. This proxy shall terminate upon the earlier of the expiration or termination of the voting agreement set forth in Section 6.1 of the Agreement.

[ ]
By:
Name:
Title:

EXHIBIT B

NOTICES

(a)	If to Sanofi, the Investor, Aventis or Sanofi US:

Sanofi

54, rue La Boétie

75008 Paris

France

Attention: Chief Financial Officer

with a copy to:

Sanofi

54, rue La Boétie

75008 Paris

France

Attention: General Counsel

(b)	If to the Company:

Regeneron Pharmaceuticals, Inc.

777 Old Saw Mill River Road

Tarrytown, New York 10591

U.S.A.

Attention: President

Copy: General Counsel